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Exhibit 10.6

GRACE PLATFORM LEASE AGREEMENT

BETWEEN

VENOCO, INC.

AND

CRYSTAL ENERGY, LLC

DATED

MARCH 1, 2003

GRACE PLATFORM LEASE AGREEMENT

SCHEDULES

SCHEDULES		PAGE
1.0	DEFINITIONS AND PROCEDURAL CONVENTIONS	20
3.2	RECLAMATION AND ABANDOMENT OPERATIONS
5.1	DESCRIPTION OF GRACE PLATFORM
5.4	DESCRIPTION OF CURRENT MAINTENANCE REGIME
7.1	LNG SYSTEM
8.1	PLATFORM OPERATOR QUALIFICATIONS
9.1	PLATFORM CAPACITY
10.6	INSURANCE AND INDEMNIFICATION FOR EXPLORATION AND PRODUCTION ACTIVITIES
13.3	COMPUTATION OF BASE MONTHLY RENT AND PERMITTING FEES
16.6	INSURANCE REQUIREMENTS

i

GRACE PLATFORM LEASE AGREEMENT

        This Grace Platform Lease Agreement (the "Agreement" or the "Platform Lease") is made and entered into effective as of the 1st day of October, 2002 ("Effective Date"), by and between Venoco, Inc., a Delaware corporation ("Venoco" or "Platform Owner"), as owner of Grace Platform (defined below) and Crystal Energy LLC, a Delaware limited liability company ("Crystal Energy" or "Lessee") with each party to this Agreement being referred to individually as "Party" and collectively as the "Parties."

INTRODUCTION

        Platform Owner owns the Grace Platform and conducts a pipeline Pigging Operation on the Grace Platform.

        Lessee is in the process of developing a business of accepting and vaporizing LNG delivered by LNG Tankers, transporting the vaporized LNG through proprietary Gas Pipelines and selling the vaporized LNG to third party customers.

        Lessee desires to lease the Grace Platform for use in its LNG Business, including serving as a location for use and operation of its LNG Equipment and as a location for connection to its LNG Mooring System and its Gas Pipelines.

        Platform Owner agrees to lease the Grace Platform to the Lessee for use in its LNG Business pursuant to the terms hereof.

        The construction of the LNG Mooring System, fabrication of the LNG Equipment, and construction of the Gas Pipelines by Lessee or its affiliates and the operation of the LNG Business will require Permits to be obtained at Lessee's cost by Platform Owner and/or Lessee.

        Neither Platform Owner nor Lessee can predict when, if ever, all such Permits will be obtained as required to construct and operate the LNG System.

        Lessee desires to obtain from Platform Owner an annually renewable option to commence the Lease Term with respect to the Grace Platform.

        Platform Owner and Lessee desire to set out the terms of their agreement (1) applicable during the period before Lessee exercises its option to cause commencement of the Lease Term; (2) applicable during the Lease Term; and (3) regarding rights and responsibilities for removal of the LNG System from the Grace Platform, in connection with the termination of the Lease Term.

        For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and also in consideration of the mutual covenants and conditions contained herein, the Parties agree as follows:

1.0   DEFINITIONS, INTERPRETATIONS AND PROCEDURAL CONVENTIONS

        Unless the context shall otherwise require, terms used and not defined herein shall have the meanings set out in Schedule 1 attached hereto and incorporated herein by this reference and all rules as to usage and procedural conventions set forth in Schedule 1 shall govern this Agreement.

2.0   OPTION TO LEASE GRACE PLATFORM AND LEASE OF GRACE PLATFORM

        2.1   In consideration of the timely payment annual Option Payment by Lessee to Platform Owner, Platform Owner hereby grants to Lessee the option, at any time during the Option Period, to lease, under the terms of this Agreement, the Grace Platform and to take possession of the Grace Platform as a tenant. The Option Payment equals Three Hundred Thousand Dollars ($300,000) for each twelve month Option Period and shall be due according to the following schedule:

Option Payment Due Date	Option Period
Effective Date:	First Option Payment for the Option Period beginning on the Effective Date and ending on the first anniversary of Effective Date ("First Option Period");
First Anniversary Of Effective Date:	Second Option Payment for the Option Period beginning on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date ("Second Option Period");
Second Anniversary Of Effective Date:	Third Option Payment for the Option Period beginning on the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date ("Third Option Period"); and
Third Anniversary Of Effective Date:	Fourth Option Payment for the Option Period beginning on the third anniversary of the Effective Date and ending on the fourth anniversary of the Effective Date ("Fourth Option Period").

        2.2   A five percent (5%) late charge will be due on all Option Payments more than thirty (30) days late. If any Option Payment is more than sixty (60) days past due, Lessee shall forfeit all rights in this Agreement and the right to proceed to lease hereunder unless the option payment due date is extended in writing by Platform Owner at Platform Owner's sole option.

        2.3   Lessee has the right to terminate this Agreement, at any time during any Option Period, and thereafter have no obligation to the Platform Owner to pay any additional Option Payment (other than past due amounts or other charges owing), to commence the Lease Term or to lease the Grace Platform. If Lessee exercises its right to terminate this Agreement without commencing the Lease Term, Lessee shall not be entitled to any refund, repayment, credit or offset for any Option Payment previously paid to Platform Owner. If Lessee exercises its right to lease the Grace Platform and to commence the Lease Term during any Option Period, a prorata portion of the Option Payment for the Option Period in effect at the time the Lease commences shall be credited to the account of Lessee as prepaid rent. The proration of the Option Payment shall be made, as of the day the Lease Term commences, using a per day proration based on an Option Period of 365 days.

        2.4   Upon exercise by Lessee of the option described in Section 2.1, Lessee shall provide written notice to Platform Owner of the Lessee's exercise of the option to lease the Grace Platform and of the date, not more than thirty (30) days thereafter, of commencement of the Lease Term ("Lease Effective Date"). Platform Owner agrees to lease the Grace Platform to Lessee and Lessee agrees to lease from Platform Owner the Grace Platform, during the Lease Term. Lessee agrees to pay to Platform Owner and Platform Owner agrees to accept as consideration of the lease of the Grace Platform during the Lease Term the Rent as computed in accordance with Section 4.

        2.5   During the Option Period or Periods, Platform Owner may utilize the Platform for certain alternative uses consistent with the terms of this Agreement and with the permitting process for the LNG System. Not as a limitation on the foregoing sentence, advance approval is deemed specifically herein provided for the allowance of Platform Owner's oil and gas operations as set forth in Section 10 and a pilot mariculture project for salt-water fish breeding and rearing as described in that certain Draft Lease Agreement dated March 10, 2003 attached as Appendix A hereto. Should Lessee exercise its option to proceed to Platform Lease, said mariculture project shall be subject to timely cessation, which total cessation and removal from the Grace Platform shall not exceed 200 days from the date of notice of cessation is sent by Lessee to Platform Owner. Lessee's right to timely cessation of alternative uses shall not apply to Platform Owner's oil and gas operations as set forth in Section 10.

3.0   TERM OF AGREEMENT AND LEASE TERM

        3.1   This Agreement shall commence on the Effective Date and unless sooner terminated as provided for elsewhere in this Agreement, this Agreement shall remain in full force and effect until the end of the applicable Lease Term. The Lease Term, unless sooner terminated, shall be as follows:

          (a)   The Lease Term shall be for ten (10) years from the Lease Effective Date as set forth in Section 2.4. Thereafter, Lessee shall have the option to extend the lease for three (3) additional consecutive periods of Ten (10) years each, a total potential aggregate Lease Term of forty (40) years. At the commencement of each of the First, Second and Third Extended Lease Terms, Lessee shall pay a non-refundable lease extension fee of $1,000,000, $1,500,000 and $2,000,000, respectively in order to enter the next ten (10) year period.

          (b)   The Lease Term may terminate on the earliest to occur of (1) the date of the closing of the purchase of the Grace Platform by Lessee according to the provisions of Section 3.2; (2) a date which is sixty (60) days after any uncured default in the payment of rent to Platform Owner as set forth in Section 4; and (3) the date which is one (1) year after delivery by the Lessee of written notice of its election to terminate the applicable Lease Term; provided that the Lease Term shall not be terminated sooner than the date that Lessee completes its obligations for LNG System Removal as set forth herein below.

        3.2   (a) Lessee shall have the right to purchase the Grace Platform "as is" at any time before the first anniversary of the Lease Effective Date, including any time before the Lessee shall have received all the Permits required for the construction and operation of the LNG System. Lessee shall exercise said right by written notice to Platform Owner effective within said time period. The purchase price shall be (i) ten million dollars ($10,000,000) plus (ii) the agreement of Lessee to assume the obligations to conduct, at Lessee's expense, the reclamation and abandonment operations described on Schedule "3.2" ("Platform Purchase Price"). If Lessee elects to exercise its option to purchase the Grace Platform under this Section 3.2, Platform Owner will provide to Lessee an assignment, if and as permitted by all relevant governmental agencies and Chevron USA, Inc. ("CUSA") pursuant to that certain agreement referred to in Schedule 3.2, (Platform Owner shall use its best efforts to obtain CUSA consent) of all of Platform Owner's interest in the Grace Platform, including any contract rights, permits or other assets necessary for Lessee to own and use the Grace Platform for the LNG Business, and Lessee shall indemnify and hold Platform Owner harmless from any and all costs associated with obtaining government and CUSA consents or permits necessary therefor. Lessee shall fully cooperate with Platform Owner in pursuing such consents and permits, and the parties shall use their best efforts to close and complete such purchase and sale within ninety (90) days from the effective date of the notice required in this subsection 3.2(a).

          (b)   The Grace Platform sale to Lessee herein shall not include the interests of Platform Owner in and to Platform Owner's oil and gas production and/or reserves and leasehold interests. Lessee's reclamation and abandonment activities shall be deferred until such production and reserves have been produced and, in the sole opinion of Platform Owner, have become uneconomic. This provision shall not relieve Lessee of its obligations to indemnify Platform owner as herein provided.

          (c)   If at any time after the first anniversary of the Lease Effective Date, Platform Owner desires to sell the Grace Platform, Lessee shall have the right but not the obligation to purchase the Grace Platform by paying to Platform Owner the amount of an actual bona fide offer from a third party. Lessee shall exercise said right by written notice to Platform Owner effective within thirty (30) days of receipt by Lessee of notice of said third party offer. The closing and cash payment of the purchase price by Lessee shall occur not later than ninety (90) days after Lessee's election to purchase.

          (d)   In the event Platform Owner desires permanently to cease the Pigging Operations and other Platform Owner oil and gas and related operations conducted on the Grace Platform before the expiration of this Agreement, Platform Owner shall give written notice to Lessee. Lessee shall have the exclusive right for thirty (30) days from receipt of such notice to negotiate with the Platform Owner for the price and terms of a purchase of the Grace Platform. If after thirty (30) days of exclusive negotiation, the parties are unable to reach agreement on the price and terms for the sale of the Grace Platform to the Lessee, the Platform Owner shall have the right to obtain offers from third parties. Lessee shall have an additional thirty (30) days in which to accept the same price and terms of any bona fide third party offer for the purchase of the Grace Platform. If the third party offer includes any other assets or any consideration other than cash, the terms of the third party offer shall be presented with any consideration other than cash or deferred cash converted to cash. At the closing of any sale to Lessee herein, according to this paragraph 3.2 (d), Platform Owner shall provide to Lessee an assignment from the Platform Owner for all of its interest in Grace Platform, including any contract rights, permits or other assets necessary for Lessee to own and use the Grace Platform for the LNG Business. In the event of a sale to Lessee pursuant to this clause, (1) Lessee shall pay a mutually agreed upon purchase price or match the third party offer; and (2) Lessee shall retain all costs, risks and liabilities for abandonment and reclamation in accordance with Schedule 3.2 and in accordance with present or future MMS regulations or applicable requirements of other Governmental Authorities. If Lessee fails to purchase the Grace Platform as provided in this Section 3.2 (d) and if a third party shall purchase the Grace Platform, such third-party purchase shall be subject to Lessee's rights hereunder such that Lessee shall continue to have the right to lease the Grace Platform under the terms of this Agreement.

          (e)   Any sale to Lessee pursuant to this Section 3.2 shall be subject to the execution of a mutually satisfactory purchase and sale agreement ("PSA") between the Parties containing the terms specified in the relevant subsection of Section 3.2 and which in all respects shall be consistent with the Parties' respective rights and duties as provided in this agreement.

        3.3   At the election of the Lessee, the Lessee may give written notice to Platform Owner that the Lessee and its Affiliates are required to cease operation of the LNG System due to the lack of any approval, permit, or other governmental authorization that is required for continued operation of the LNG System or conduct of the LNG Business by the Lessee or its Affiliates. Such an early termination of the lease shall be effective upon the later of (1) completion of the LNG System Removal or (2) the notice period required in Section 3.1 (b).

        3.4   At any time during the term of this Lease, the Platform Owner, at its election, may give written notice to Lessee, effective in one hundred eighty (180) days after the date of such notice, that Platform Owner will no longer maintain Platform Grace as herein provided as a result of governmental actions or other events making it, in the opinion of Platform Owner, legally or economically infeasible to continue to honor this Lease. Upon receipt of such notice, Lessee shall have the right to purchase the Platform for the Platform Purchase Price as defined in subsection 3.2(a) upon all of the terms provided therein, except the time limit of the first anniversary, and upon giving notice of its election to do so within thirty (30) days of receipt of said notice from Platform Owner, provided such purchase is completed before the earlier of ninety (90) days from the exercise of such right by Lessee or the date by which governmental action requires the termination of operation on Grace Platform by Platform Owner.

4.0   COMPUTATION OF RENT

        During the Lease Term Platform Owner shall have the exclusive right to maintain, repair and modify the Grace Platform as set forth in this Agreement. The following is the Rent required to be paid by Lessee to Platform Owner for such work and services to be computed and paid in accordance with Schedule 13.3 of this Agreement:

          (a)   BASE MONTLY RENT: Lessee shall pay to Platform Owner the base monthly rent ("Base Monthly Rent") compiled as follows:

            i.      As the Base Monthly Rent, Lessee shall pay Platform Owner an amount equal to the actual maintenance component for the Grace Platform equal to the maintenance, repair and modification costs, including employee benefits, incurred by Platform Owner in connection with the maintenance, repair and modification of the Grace Platform plus a charge equal to fifteen percent (15%) of the aggregate of all such costs to reimburse Platform Owner for the administrative costs associated with conducting the maintenance program. The Base Monthly Rent component will be computed and paid according to Schedule 13.3.

            ii.     Upon the earlier to occur of the tenth (10th) anniversary of the Lease Effective Date or the termination of production from platform Gail, Lessee shall owe Platform Owner the Base Monthly Rent, payable as provided in Schedule 13.3, plus an additional One Hundred Thousand Dollars ($100,000) per month "Base Minimum Monthly Fixed Rental", payable in advance each month, without the necessity of Platform Owner invoicing Lessee therefor. The Base Minimum Monthly Fixed Rental shall be a deduction against any amounts of Variable Rent accrued. For example, if the Base Minimum Monthly Fixed Rental paid to Platform Owner exceeds the amount of the Variable Rent, no Variable Rent will be due for that month. If the Variable Rent exceeds the Base Minimum Monthly Fixed Rental, such excess shall be paid when otherwise due to be paid. In no instance, however, shall Base Minimum Monthly Fixed Rental be returned to Lessee by Platform Owner.

          (b)   VARIABLE RENT: Lessee shall pay to Platform Owner the Variable Rent computed with respect to the activity recorded by Lessee with respect to each calendar quarter. Such Variable Rent shall be computed as follows:

            (i)    The greater of (a) an amount equal to $0.02 per MSCF of each MSCF of gas delivered from the LNG Equipment into the Gas Pipeline or (b) an amount equal to five percent (5%) of the gross revenue received by the Lessee for LNG Processing Services. LNG Processing Services as used herein means the aggregate charges of Lessee for accepting, pressurizing, heating vaporizing the LNG delivered from LNG Tankers through the LNG System.

            (ii)   The amount of Variable Rent shall be computed each calendar quarter and shall be paid by Lessee to Platform Owner on or before the fifteenth (15th) day of the month following the end of each calendar quarter. During the period in which the Base Minimum Monthly Fixed Rental is paid, the amount of Variable Rent to be paid shall be compared to the Base Minimum Monthly Fixed Rental that has been paid, with the excess amount paid to Platform Owner as provided in Section 4.1(a) above.

          (c)   METHOD FOR REVIEWING COMPUTATION OF RENT:

            i.      Within fifteen (15) days of the end of each calendar quarter, Lessee shall provide to Platform Owner an accounting, including delivery sheets, bills of lading and other documents as may be needed to show all LNG processing volumes for the previous calendar quarter. The information shall be in sufficient detail to allow the Platform Owner to review the computation of the Variable Rent provided by Lessee. In addition, Platform Owner shall have the right, and be given reasonable notice to exercise the right, to witness actual meter proving of such volumes.

            ii.     Within thirty (30) days of the end of each calendar quarter, Platform Owner shall provide to Lessee an accounting of all maintenance costs for the previous calendar quarter. The information shall be in sufficient detail to allow the Lessee to compute the Base Monthly Rent and shall be calculated and compiled in accordance with Schedule 13.3.

            iii.    Each party shall have the right to audit the books and records of the other party relative to sub-sections (c)i and (c)ii at any time within twelve (12) months after the end of each calendar year upon thirty (30) days prior written notice. If an error of over two percent (2%) of the total due is found in the audit, the Party making the error, if in its favor, shall pay for the audit and correct the error.

5.0   PLATFORM DESCRIPTION, SURVEYS AND CURRENT USES

        5.1   Attached as Schedule "5.1" is a general description provided by Platform Owner of the Grace Platform, including its history, design, use, location, capacities and current uses. Platform Owner agrees to provide to Lessee access for due diligence purposes to all existing material contracts, agreements, applications, approvals, filings, notices and permits in Platform Owner's possession with respect to the Grace Platform for a period of sixty (60) day commencing with the execution of this Agreement. Due diligence, if undertaken, will be at Platform Owner's office in Carpinteria, California and on Platform Grace.

        5.2   Platform Owner agrees to provide to Lessee a complete description of the history of the design, maintenance and use of the Grace Platform as well as the condition of the Platform as of December 31, 2002 ("Initial Platform Survey Date"), which will be provided by virtue of a supplement to a regularly scheduled annual marine survey, conducted at Lessee's cost, from a recognized marine surveyor reasonably acceptable to Lessee, and such other inspections and descriptions as may be reasonably required by Lessee at Lessee's cost to satisfy the Lessee of the condition of Grace Platform ("Initial Platform Survey") as of the Initial Platform Survey Date. Platform Owner understands that Lessee will use the Initial Platform Survey as a basis for its design of the LNG Facilities to be located on the platform, the LNG Mooring System to be connected to the platform and the Gas Pipelines to be connected to the platform. Platform Owner, upon mutual agreement with Lessee, may provide Lessee such additional information, or surveys, at Lessee's cost, as may be reasonably requested by Lessee for purpose of assessing the actual condition of the platform as of the date of commencement of the installation of the LNG Facilities, the LNG Mooring System and Gas Pipelines ("Installation Platform Survey"). If there occurs any event or condition that could reasonably be assumed to have caused damage to the platform before the date of the conduct of the Installation Platform Survey, such as an explosion, allision with a marine vessel, aircraft or other moving item, lightening, structural failure of exiting components of the platform, structural failure of equipment located on the platform, fire, storm, sea floor subsidence, or other condition or event that could cause a physical change to the platform, Platform Owner shall notify Lessee of such event within fifteen (15) days of knowledge of such event or the discovery of such condition. Within fifteen (15) days after such notification, Platform Owner and Lessee shall meet to review the event or condition and the platform and determine whether an additional survey or other testing is required. If reasonably requested by Lessee, Platform Owner shall obtain such additional testing or surveys as required by Lessee at Lessee's cost.

        5.3   Platform Owner currently operates the platform as a Pigging Station to conduct maintenance of certain pipelines and facilities owned by the Platform Owner. Platform Owner will provide to Lessee by December 31, 2002 a complete description of the Pigging Operations that have been conducted from Grace Platform and the Pigging Operations that Platform Owner intends to continue to conduct from Grace Platform.

        5.4   Platform Owner shall provide to Lessee a description of the current maintenance regime with respect to the Platform. A copy of the current maintenance regime shall be attached as Schedule "5.1"

Platform Owner and Lessee shall review the existing maintenance regime, assess the maintenance needs of the platform assuming the location of the LNG System on the platform and develop a mutually acceptable maintenance regime to be conducted during the Lease Term.

        5.5   Any damage to the platform incident to the inspection and/or surveys conducted by or on behalf of Lessee hereunder shall be promptly repaired at Lessee's sole cost and expense.

6.0   REGULATORY PERMITS

        6.1   Lessee and Platform Owner, (if required to join in permit applications) at Lessee's sole cost and expense, will seek the required approval for all necessary permits with the MMS and any other governmental authority having jurisdiction, including, but not limited to, permits relating to platform safety shutdown systems, charts, etc. and shall furnish Platform Owner copies of all such applications, safety shutdown systems, SAFE charts, Hazops and approvals at the time of filing and upon Lessee's receipt of the same. Neither Lessee nor Platform Owner shall be liable for any costs or damages incurred due to the failure of the MMS or any other governmental authority to approve any such permits. All direct and indirect costs and expenses incurred by Platform Owner in performance of this Section 6.1 shall be charged directly to the Lessee and shall be charged in accordance with the procedures set out in Schedule 13.3.

        6.2   Permit applications have not been submitted to the MMS and other Governmental Authorities for approval as of the execution of this Agreement. The Parties hereby agree that the applications will be mutually developed and approved by the Parties prior to submission to the MMS and other Governmental Authorities. Lessee agrees to use reasonable commercial efforts to achieve approval of the MMS and other Governmental Authorities. All direct and indirect costs to develop such permit applications will be at the Lessee's sole expense, including costs of Platform Owner's employees and consultants providing information, engineering, operational, health and safety, regulatory, legal and governmental relations support.

7.0   LNG SYSTEM DESCRIPTION

        7.1   The Lessee shall be responsible for all costs related to and all consequences resulting from the design and fabrication of the LNG System as described in Schedule 7.1. Lessee shall provide Platform Owner with a description of the LNG System. Platform Owner shall have the right to review the design of the LNG System, including the LNG Facilities, LNG Mooring System components and the interconnection of the Gas Pipelines to the platform. Without assuming any liability or responsibility therefor, or waiving any of its rights hereunder, Platform Owner shall provide to Lessee on a timely basis a written consent to the LNG System design, including placement of the LNG System components on or in connection with the Grace Platform. If in the opinion of the Platform Owner any modifications or repairs are required to be completed before the LNG System as designed by the Lessee may be installed and operated on the Grace Platform, the Platform Owner shall provide to Lessee a description of the repairs or modifications, the estimated cost of such repairs and the estimated time required to complete such repairs or modifications. Costs to develop such estimates will be borne by Lessee. Lessee assumes full responsibility for the compatibility of the LNG System with the Grace Platform and the fitness of the Grace Platform for the purpose of the LNG System.

        7.2   Any repairs or modifications identified by Platform Owner pursuant to Section 7 shall be undertaken by the Platform Owner. The cost of such repairs or modifications shall be borne by the parties as follows:

          (a)   Cost to be paid by the Platform Owner:

            (i)    Initial repairs or modifications identified as necessary to bring the Grace Platform into current compliance with the capabilities or condition as represented in the Initial

    Platform Survey, or with any Permits, rules or regulations, including any requirements of insurance companies providing insurance coverages with respect to the Grace Platform, but only to the extent that such repairs or modifications are required due to the Platform Owner's current use of the Platform, such as the Pigging Operations, and any alternative uses by Platform Owner as provided in Section 2.5, as opposed to repairs or modifications required for the LNG system, which shall be the sole responsibility of Lessee. The foregoing sentence is subject in all events to the terms of subsections (b)(i), (b)(ii), (b)(iii) and (b)(v) of this Section 7.2.

            (ii)   Any repairs or modifications required by governmental authorities or insurance carriers to be conducted due solely to activities of Platform Owner for its own account and unrelated to the activities of Lessee with respect to the LNG System.

            (iii)  The provisions of Section 7.2 notwithstanding, Platform Owner may cancel this Agreement if the costs of initial repairs and modifications required to be paid by Platform Owner by the Initial Platform Survey or by Section 7.2, are anticipated to be more than Three Hundred Thousand Dollars ($300,000); provided that this Agreement shall not be canceled if the Lessee agrees to limit the actual costs to be borne by Platform Owner to an amount less than Three Hundred Thousand Dollars ($300,000).

          (b)   Costs to be paid by the Lessee, to the extent not included as costs to be paid by Platform Owner as provided in (a) above:

            (i)    Repairs or modifications identified as caused by material changes in the design of the LNG System as compared to the initial design of the LNG System as provided to the Platform Owner and as attached as Schedule "7.1".

            (ii)   Repairs or modifications required to be conducted in order for the Grace Platform to accommodate the LNG System or to comply with Permit requirements for the operation of the LNG System.

            (iii)  Repairs or modifications of any new code or regulatory requirements for which Grace Platform would otherwise be exempt and/or "grand fathered" except for the LNG Project.

            (iv)  Except as provided in Subsection 7.2(a), all other costs that do not solely benefit the operations of Platform Owner.

            (v)   The provisions of Section 7 notwithstanding, Lessee may cancel this Agreement if the costs of initial repairs and modifications required to be paid by Lessee by either the Initial Platform Survey or by Section 7.2 (b) are anticipated to be more than Three Hundred Thousand Dollars ($300,000).

8.0   MUTUAL OBLIGATIONS

        8.1   The Platform Owner and Lessee will coordinate and be responsible for the development of operating procedures and an initial training program in which personnel from Platform Owner and the Lessee will be instructed and trained in the safe and reliable operation and maintenance of the Grace Platform and the LNG System. Platform Owner shall have reasonable approval rights as to acceptability of any party selected as Platform Operator, which approval rights will not be unreasonably withheld; provided, such operator meets the operational criteria set out on Schedule 8.1. Lessee will provide all required input for these procedures and the program. The costs of the aforementioned procedures and program shall be borne by the Lessee. The cost of any subsequent training and any revision of the procedures regarding the LNG System, as originally installed and/or modified shall be borne by the Lessee.

        8.2   The responsibilities of the Lessee with respect to the design and fabrication of the LNG System shall follow the requirements of Schedule "7.1".

9.0   PLATFORM CAPACITY

        9.1   The Platform Owner is willing to make the Platform Capacity as set forth in Schedule 9.1 on the Grace Platform available to the Lessee subject to the limitations of equipment presently installed on Grace Platform. It is the intent that the Platform Owner shall not incur any additional costs or other obligations to service Lessee's LNG System except as provided in this Agreement.

        9.2   With regards to the Platform Capacity, Platform Owner and Lessee acknowledge that, based on the estimated design capacity of the Grace Platform and the LNG System, Platform Capacity will be available to Lessee at any time after the Second quarter of 2004. Platform Owner and Lessee also acknowledge that this capacity of the Grace Platform and LNG System are currently engineering estimates, not a guarantee, of actual Grace Platform and LNG System capacity and available Platform Capacity.

10.0 ADDITIONAL CAPACITY AND FUTURE MODIFICATIONS OR USES

        10.1 If Lessee requires additional Platform Capacity, Lessee and Platform Owner, at Lessee's expense, shall mutually determine the scope, timing and feasibility of any modifications required for such excess capacities. Platform Owner will accommodate any reasonable request of the Lessee to modify the LNG System or Platform, all subject to the physical limitations of the Grace Platform, existing contractual obligations and governmental constraints, including but not limited to necessary approval of the MMS, but shall not be liable for failure to do so. Lessee shall provide the Platform Owner the opportunity to provide input and to interface with Lessee in the design of such modifications to the existing LNG System or Platform to accommodate the additional Platform Capacity; provided, however, that Lessee shall always retain the right to determine in its sole discretion the final design of the LNG System; provided that such modifications do not in any way impair the safe operation or permitted emissions or effluents of the Platform and are permissible by governing authorities.

        10.2 Any and all modifications to the Grace Platform necessary to achieve the Additional Platform Capacity addressed herein shall be at the cost and risk of Lessee.

        10.3 The Parties recognize that the regulatory environment could change during the term of this Agreement and such change could result in unforeseen costs to Platform Owner in order to maintain compliance therewith. Accordingly, the Parties hereby agree that in the event Platform Owner incurs any additional costs due to: (a) changes in regulations set forth by the EPA, MMS, Federal Energy Regulatory Commission ("FERC"), Coast Guard or Air Pollution Control District ("APCD") or similar governing authority related to the provision of Platform Capacity or Additional Platform Capacity to the Lessee; or (b) extraordinary and unforeseen changes in the site of the Grace Platform that require design modifications to Grace Platform or extraordinary operational expense in order that the LNG System be effectively maintained, then the Lessee and Platform Operator shall share such costs as follows:

          (a)   all such costs required solely because of the presence of the LNG System on the Grace Platform shall be paid by Lessee;

          (b)   all such costs required solely because of the location of the Pigging Operation or other operations conducted solely for the benefit of Platform Owner shall be paid by Platform Owner; and

          (c)   all such costs not solely related to the LNG System or Pigging Operations or other operations of Platform Owner shall be paid by Lessee.

        10.4 Lessee and Platform Owner acknowledge that the Platform Operator may find it necessary to move the Platform Owners equipment associated with the Pigging Operation to facilitate operations of the LNG System from time to time. Any such movement and/or relocation shall be subject to the mutual agreement of Platform Owner and Lessee and Lessee shall pay the costs for movement including, but not limited to, the cost of lost oil and gas revenue resulting from any shutdown of the transportation lines to which the Pigging Operation is attached. Notwithstanding the foregoing, the Lessee shall not be charged any amount or have any responsibility for any down time of the Pigging Operation, if such downtime of the Pigging Operation is not the direct cause of any loss of oil and gas deliveries.

        10.5 If Lessee purchases the Grace Platform, Lessee agrees to operate the Pigging Operation for the account of the Platform Owner, for a period not to exceed the remaining Lease Term on the date of the purchase of the Grace Platform by the Lessee. The Platform Owner and Lessee agree to enter into a pigging operation agreement under customary industry terms with the cost of such pigging services to be paid by Platform Owner and computed as the actual cost to the Lessee plus fifteen percent (15%) for administrative costs of such activities.

        10.6 Lessee and Platform Owner acknowledge that during the Option Period(s) or Lease Term that Platform Owner may desire to use the Grace Platform as a platform for drilling new wells, reworking existing wells, operating new or existing wells, reclaiming and abandoning new or existing wells and construction and operation of related production facilities ("Exploration and Production Activities"). In such event, the following principles will govern as specified:

          (a)   The actual direct cost of any Exploration and Production Activities will be paid by Platform Owner;

          (b)   Platform Owner will provide indemnification and insurance coverage to hold Lessee and its affiliates and customers harmless from any claims or costs associated with the Exploration and Production Activities at the time and in the amounts as set forth in Schedule 16.6;

          (c)   The Lessee and the Platform Owner will negotiate in good faith to establish rules for health, safety and environment compliance for all activities to be conducted with respect to the Grace Platform;

          (d)   The cost of any modifications to the Grace Platform required due to the Exploration and Production Activities will be paid by Platform Operator;

          (e)   The Base Monthly Rent under the Lease as provided in Section 4.1 (a), including the fifteen percent (15%) administrative charge, shall be allocated between Platform Owner and Lessee by ratios consistent with the following principles: If all thirty-six (36) slots are used by Platform Owner, fifty percent (50%) of costs are to be paid by Platform Owner and fifty percent (50%) are to be paid by Lessee. If no slots are used by Platform Owner, zero percent (0%) of costs are to be paid by Platform Owner and one hundred percent (100%) of costs are to be paid by Lessee. For example, if nine (9) slots are used by Platform Owner, the Platform Owner would pay twelve and one-half percent (12.5%) of the costs and the Lessee would pay eighty-seven and one-half percent (87.5%) of the costs, and if twenty-seven (27) slots are used by Platform Owner, Platform Owner would pay thirty-seven and one-half percent (37.5%) of the costs and Lessee would pay sixty-seven and one-half percent (67.5%) of the costs, and so forth;

          (f)    The right of Platform Owner to conduct any Exploration and Production Activities shall not unreasonably interfere with the right of Lessee to conduct the operation of the LNG System nor shall the right to conduct LNG System activities unreasonably interfere with the conduct of any Exploration and Production Activities. In determining reasonableness, legal obligations to public or private third parties shall have greater weight than equivalent economic consequences.

11.0 OWNERSHIP AND ABANDONMENT

        11.1 Lessee shall pay for, have title to, and own all of the LNG System. Lessee shall pay for and be responsible for the abandonment of the LNG System. Unless Lessee purchases the Platform as set forth in Section 3, Platform Owner shall own and be responsible for the abandonment of the Grace Platform, except that additional and/or increased costs of abandonment due to the construction and operation of the LNG System which shall be the responsibility of Lessee.

        11.2 Lessee shall be responsible for the final abandonment of the components of the LNG System on Grace Platform at the time that the Lessee shall cease operations of the LNG Facilities or is otherwise required by applicable law to conduct such abandonment. The Lessee shall give Platform Owner one (1) year's advance written notice of the Lessee's intent to abandon the LNG System, voluntarily.

        11.3 The period beginning on the later to occur of the date the Lessee sends notice to Platform Owner of Lessee's intention to abandon the LNG System or the date Lessee last accepts LNG deliveries through the LNG System and ending on the date Lessee completes the abandonment of the LNG System shall be the abandonment phase. During the abandonment phase, Platform Owner shall receive the Base Monthly Rent. The maintenance regime will be reduced to levels consistent with the LNG System Removal and not maintenance requirements planned to extend the live of the Grace Platform beyond the time required for LNG System Removal.

        11.4 Lessee, at its cost, shall take all necessary steps involved in any LNG abandonment and removal operation, including engineering, planning, permitting and actual decommissioning all of LNG facilities, keeping Platform Owner advised of its progress. Lessee shall deliver to the MMS or other appropriate agency a supplemental performance bond in the sum required by the MMS executed and acknowledged by Lessee and sureties acceptable to Platform Owner.

        11.5 If a supplemental performance bond is not required by any agency, lessee shall deliver a performance bond in favor of Platform Owner to insure full execution of Lessee's LNG System abandonment obligations. The bond shall be delivered not later than completion of construction and installation of the LNG System in the amount of the abandonment obligations for the LNG System as estimated by an independent marine surveyor mutually selected by the Parties.

        11.6 If Lessee fails to properly remove the LNG System, if and when required, Platform Owner, in addition to any other remedies at law or equity, including placing a claim against the performance bond, may stop the operation of the LNG System, separate the LNG System from any other property and remove or salvage the same, at Lessee's cost, using all reasonable force necessary or permitted by applicable law, without incurring any liability to Lessee arising out of taking such action.

12.0 GOVERNMENTAL COMPLIANCE

        This Agreement shall be subject to any necessary Governmental Approvals.

13.0 ANNUAL BUDGET

        At least thirty (30) days before the end of each annual rental year, Platform Owner shall submit to Lessee for approval its estimate of expenditures, calculated pursuant to Schedule 13.3, to be made during each quarter of the next succeeding year. If any such estimate shall include the installation, construction, repair, maintenance or enlargement of the Platform involving an expenditure in excess of fifty thousand dollars ($50,000), such estimate shall be accompanied by a statement of the nature of the work proposed and the reason therefor. Lessee shall, within fifteen (15) days after receipt of such regular annual estimate approve or disapprove the same. If the Lessee fails to notify Platform Owner in writing of its disapproval within fifteen (15) days, Lessee shall be conclusively presumed to have approved such estimate. If Lessee does not approve such estimate, a meeting of the Parties shall be called by Platform Owner to be held within ten (10) days thereafter and the Parties shall determine upon and approve a proper estimate. Whenever it shall appear to Platform Owner that the estimate of expenditures is insufficient, Platform Owner shall submit an itemized supplemental estimate, which shall be acted upon in the same manner as the regular annual estimate. Platform Owner may also obtain specific approval for non-estimated items by submitting to Lessee Platform Owner's Approval for Expenditure ("AFE") setting forth the work to be performed and the estimated cost of the same.

14.0 EMERGENCY PROCEDURES

        14.1 Nothing herein shall prevent either Party from undertaking any operation, including the shutting-in of LNG System, when an emergency arises that, in that Party's sole opinion, endangers life, property, or the environment. The Party discovering the event, without obtaining prior approval from the other Party, may take such steps and incur such expenses as it deems in its sole discretion, are required to deal with such emergency and to safeguard life and property, including shutting-in of the LNG System at such time it deems necessary. With respect to occurrences or threats of severe weather or hurricanes, that Party shall have the authority to shut-in the LNG System and/or associated facilities at such time it, in its sole discretion, deems necessary. That Party shall report, as promptly as reasonably possible, all such emergencies and weather conditions warranting action hereunder to the other Party and advise the other Party of all such actions taken by that Party. In the event that an emergency does arise that pertains to an oil spill or any other pollution or environmental emergency, the discovering Party shall take appropriate action in an attempt to contain said spill. The costs of all actions under this section shall be treated as costs pursuant to Section 7.2 hereof, but without the provisions for cancellation.

15.0 RELATIONSHIP OF THE PARTIES

        15.1 Each Party hereto is and shall be an independent contractor with respect to the performance of this Agreement, and no one employed by one Party shall be deemed for any purpose to be the employee, agent, servant or representative of the other.

        15.2 This Agreement is not intended to create, and shall not be construed to create, a relationship or an association for profit between or among the parties hereto. Notwithstanding any provision that the rights and liabilities hereunder are several and not joint or collective, or that this Agreement and operations hereunder shall not constitute a partnership, if for federal tax purposes this Agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from application of all of the provisions of Subpart "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986 ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the this Agreement takes place or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

16.0 INDEMNIFICATION

        16.1 LIABILITY AND INDEMNIFICATION BY LESSEE. LESSEE SHALL DEFEND, RELEASE, INDEMNIFY AND HOLD PLATFORM OWNER ITS AFFILIATES AND ALL OF RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS, INVITEES, INSURERS AND OTHER REPRESENTATIVES, HARMLESS FROM AND AGAINST ALL DEMANDS, CAUSES OF ACTION, JUDGMENTS, CLAIMS, LIABILITIES AND OTHER COSTS (INCLUDING, WITHOUT LIMITATION, COURT COSTS, INTEREST, PENALTIES, LITIGATION EXPENSES AND ATTORNEYS' FEES) FOR DAMAGE TO OR LOSS OF PROPERTY, FOR PERSONAL INJURY OR DEATH, AND FOR DAMAGE OR HARM TO THE ENVIRONMENT (INCLUDING SPILL RESPONSE, ENVIRONMENTAL POLLUTION AND CONTAMINATION, AND CLEAN-UP COSTS) BROUGHT BY OR ON BEHALF OF ANY PARTY WHOMSOEVER (INCLUDING BUT NOT LIMITED TO ALL THIRD PARTIES AND GOVERNMENTAL AGENCIES), TO THE EXTENT ARISING FROM

          (a)   THE CONSTRUCTION, MAINTENANCE, REPAIR, OPERATION AND ABANDONMENT OF THE LNG SYSTEM AND

          (b)   FROM THE DATE AFTER THE LESSEE HAS PURCHASED THE GRACE PLATFORM, THE CONSTRUCTION, MAINTENANCE, REPAIR, OPERATION, AND ABANDONMENT OF THE GRACE PLATFORM,

WITHOUT REGARD TO THE CAUSE(S) THEREOF, INCLUDING PRE-EXISTING CONDITIONS, THE UNSEAWORTHINESS OF ANY VESSEL, THE STRICT LIABILITY, NEGLIGENCE OR OTHER FAULT OF ANY PARTY, EVEN THOUGH THE INDEMNIFIED PARTY MAY HAVE BEEN NEGLIGENT, AND REGARDLESS OF WHETHER THE NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, EXCEPT TO THE EXTENT THAT ANY OF THE FOREGOING ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PLATFORM OWNER.

        16.2 LIABILITY AND INDEMNIFICATION OF PLATFORM OWNER. PLATFORM OWNER SHALL DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS, LESSEE AND ALL OF ITS RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS, INVITEES, INSURERS AND OTHER REPRESENTATIVES HARMLESS FROM AND AGAINST ALL DEMANDS, CAUSE OF ACTION, JUDGMENTS, CLAIMS, LIABILITIES AND OTHER COSTS (INCLUDING WITHOUT LIMITATION, COURT COSTS, INTEREST, PENALTIES, LITIGATION EXPENSES AND ATTORNEY'S FEES) FOR DAMAGE TO OR LOSS OF PROPERTY, FOR PERSONAL INJURY OR DEATH, AND FOR DAMAGE OR HARM TO THE ENVIRONMENT (INCLUDING SPILL RESPONSE, ENVIRONMENTAL POLLUTION AND CONTAMINATION, AND CLEAN-UP COSTS) BROUGHT BY OR ON BEHALF OF ANY PARTY WHOMSOEVER (INCLUDING BUT NOT LIMITED TO ALL THIRD PARTIES AND GOVERNMENT AGENCIES) TO THE EXTENT ARISING FROM

          (a)   THE CONSTRUCTION, MAINTENANCE, REPAIR, OPERATION AND ABANDONMENT OF THE GRACE PLATFORM AND

          (b)   PLATFORM OWNER'S PIGGING OPERATION ON THE GRACE PLATFORM

WITHOUT REGARD TO THE CAUSE(S) THEREOF, INCLUDING PREEXISTING CONDITIONS, UNSEAWORTHINESS OF ANY VESSEL, THE STRICT LIABILITY, NEGLIGENCE OR OTHER FAULT OF ANY PARTY, EVEN THOUGH, THE INDEMNIFIED PARTY MAY HAVE BEEN NEGLIGENT, REGARDLESS OF WHETHER THE NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, EXCEPT TO THE EXTENT THAT ANY OF THE FOREGOING ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSEE.

        16.3 EXCEPT AS OTHERWISE STATED HEREINBELOW WITH RESPECT TO LOST PRODUCTION FROM PLATFORM GAIL, UNDER NO CIRCUMSTANCES WILL ANY PARTY BE LIABLE TO ANOTHER PARTY UNDER THIS AGREEMENT FOR CONSEQUENTIAL DAMAGES, LOST PROFITS, LOST PRODUCTION, PUNITIVE DAMAGES AND/OR ANY OTHER DAMAGES TO RESERVOIRS, RESERVES OR MINERAL INTERESTS OR PLATFORM OWNER'S RESERVOIRS, RESERVES OR MINERAL INTERESTS, WITHOUT REGARD TO THE CAUSE(S) THEREOF, INCLUDING PRE-EXISTING CONDITIONS, THE UNSEAWORTHINESS OF ANY VESSEL, THE STRICT LIABILITY, NEGLIGENCE OR OTHER FAULT OF ANY PARTY, REGARDLESS OF WHETHER THE NEGLIGENCE BE SOLE, JOINT, OR CONCURRENT, ACTIVE OR PASSIVE, AND EVEN IF CAUSED BY A PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE FOREGOING NOTWITHSTANDING, LESSEE SHALL BE RESPONSIBLE FOR LOST PROFITS AND PRODUCTION FROM PLATFORM OWNERS' PLATFORM GAIL IF THE LNG SYSTEM OPERATION CAUSES OR PREVENTS SHIPPING OIL AND GAS ACROSS PLATFORM GRACE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN SECTIONS 16.1 OR 16.2, EACH PARTY SHALL BEAR ITS RESPECTIVE EXPENSES, LIABILITIES AND COSTS, INCLUDING THOSE RESULTING FROM ENVIRONMENTAL POLLUTION AND CONTAMINATION, ARISING FROM OR ASSOCIATED WITH DEFECTS IN DESIGN AND CONSTRUCTION OF THE GRACE PLATFORM.

        16.4 Any applicable statutory, regulatory or judicial limitations or restrictions now or hereafter imposed that a Party hereto correctly asserts affects the validity or enforceability of the indemnification provisions shall operate to amend the indemnity provisions hereof only to the minimum extent necessary to bring such provisions into conformity with the particular statutory, regulatory or judicial requirements. As so modified, the indemnity provisions hereof shall continue in force and effect to the fullest extent permitted by applicable law.

        16.5 Throughout the term of this Agreement, each Party hereto, at its sole cost and expense, shall procure with "A" rated insurance companies or better such insurance as set forth in Schedule 16.6 necessary in discharging its obligations hereunder, including those necessary to protect against all claims for damages, risks of losses and contractual indemnities covered by this Agreement. Lessee's policies shall name Platform Owner as an additional insured subject to minimum coverages established by Platform Owner as set forth in Schedule "16.6". All policies of insurance purchased which are intended to cover any damages, liabilities, expenses, losses, claims, costs (including attorney's fees), suits and causes of action incurred by any Party hereunder shall be properly endorsed to waive the insurer's rights of subrogation, under any such policies, against the other Party hereto (or said Party's insures) when said Party is released from liability or loss or damage pursuant to this Agreement, an may name the other Party (subject to the other Party's approval) as an additional insured in the proportion that indemnity obligations are assumed hereunder. Throughout the term of this Agreement, Lessee shall cause Platform Operator to be provided current certificates of insurance evidencing the required coverages in full force and effect and endorsed to provide not less than thirty (30) days notice of any renewal or termination hereunder.

        16.6 The Parties agree to provide insurance for their indemnity obligations in accordance with the description in Schedule "16.6".

17.0 WARRANTY OF TITLE

        17.1 Title to the LNG gas and pipeline liquids recovered during the processing, storage and transportation of the LNG shall remain with the LNG Owner.

18.0 FORCE MAJEURE

        18.1 The term "Force Majeure" as here employed shall mean an act of God, strike, lockout, or other industrial disturbances, act of the public enemy, war, blockade, public riot, lightning, fire, storm, hurricane, flood, explosion, pipeline breaks, governmental restraint, and any other cause, whether of the kind specifically enumerated above or otherwise, all of which are not reasonably within the control of the Party claiming suspension.

        18.2 If any Party hereto is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give to the other Party prompt written notice of the Force Majeure with reasonably full particulars concerning same. Thereupon, the duties and obligations of the Party giving the notice, so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. The affected Party shall use all possible diligence to remove the Force Majeure as quickly as possible.

        18.3 The requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved contrary to its wishes; the methods by which all such difficulties shall be handled shall be entirely within the discretion of the Party concerned.

19.0 RULES AND REGULATIONS

        19.1 This Agreement and the activities performed hereunder shall be subject to all valid and applicable laws, rules, regulations, orders and other directives of any federal, state or local governmental or judicial body or agency having Jurisdiction hereof, hereinafter collectively referred to as "laws, regulations and orders." Both Platform Owner and the Lessee shall be entitled to regard all laws, regulations and orders issued by any governmental or judicial body or agency having jurisdiction thereof as valid and may act in accordance therewith, until such time as same maybe suspended or invalidated by a court of competent jurisdiction. Without limiting the generality of the foregoing, the Parties hereto shall comply with all provisions of Sections 202 (1) through (7), inclusive, of Executive Order 11246, as revised.

        Notwithstanding any other provisions of this Agreement, neither Party shall be liable to the other Party for any delays or failures to act (including any resulting costs or damages) due to or caused by reason of any laws, regulations or orders of any public body or official purporting to exercise authority or control respecting the operations covered hereby; and any delays due to any of the above causes shall not be deemed a breach or failure to perform under this Agreement unless caused by the gross negligence or willful misconduct of the respective Party or that Parties' failure to cure or correct any condition giving rise to such exercise of control or authority.

        19.2 Any non-compliance citations issued to Platform Owner concerning the Grace Platform shall be promptly reported to the Lessee. Any non-compliance citations issued to the Lessee concerning the LNG System shall be promptly reported to Platform Owner.

        During the Option Period, reporting requirements to any Governmental Entity for the Grace Platform will be the sole responsibility of the Platform Owner, provided that any new or additional reporting resulting from the installation or operation of the LNG System will be at the expense of the Lessee. Once the Lease Term for the LNG System commences, all reporting and permitting requirements to the same or similar governmental agencies for the LNG System and the Grace Platform will be the sole responsibility and cost of Lessee.

20.0 DEFAULT

        20.1 In the event any Party breaches any of its obligations or duties hereunder and fails to cure same within sixty (60) days after receipt of written notice thereof from the other Party, the non-defaulting Party shall have the right to immediately terminate this Agreement, without incurring any liability or obligation to the other Party. However, if the breach specified in the notice is of such a nature that it reasonably cannot be corrected within the sixty (60) day period, and the Party receiving such notice begins within said period corrective action or steps to correct the breach and thereafter diligently carries such corrective action to completion, this Agreement shall not be terminated as aforesaid.

        20.2 In the event of the termination of this Agreement for default, the defaulting Party shall remain liable for all duties, obligations and liabilities incurred prior to the termination date. Further, termination shall not be the non-defaulting Party's sole remedy for default. The non-defaulting Party shall be entitled to seek all damages, remedies or other forms of relief to which it may be entitled either in law or in equity, other than those damages excluded from collection under this Agreement pursuant to Article 16.5.

21.0 NOTICES

        21.1 All notices (including, without limitation, statements, billings and payments) provided for or required to be given between Platform Owner and the Lessee shall be made in writing and delivered to the designated representative of the other Party in person or by facsimile transmission, U.S. Mail, overnight express, or courier. The addresses for notices are as follows:

  Venoco, Inc. Attn: Bruce Berwager, Vice President
  5464 Carpinteria Avenue, Suite J
  Carpinteria, CA 93013-1423
  Facsimile: (805) 745-5146

  Crystal Energy LLC
  Attn: William Perkins, President
  2017 Morse
  Houston, TX 77019
  Facsimile: (713) 523-3850

  Addresses may be changed by notifying the other Party in writing.

22.0 VENUE/APPLICABLE LAW

        22.1 AS BETWEEN THE PARTIES HERETO ALL ISSUES ARISING OUT OF THIS AGREEMENT OR OTHERWISE INVOLVING ITS VALIDITY, INTERPRETATION, PERFORMANCE OR BREACH SHALL BE GOVERNED BY THE GENERAL MARITIME LAW OF THE UNITED STATES TO THE EXTENT APPLICABLE, OTHERWISE BY THE LAWS OF THE STATE OF CALIFORNIA. THE VENUE OF ANY LEGAL ACTION WITH RESPECT TO THIS AGREEMENT SHALL BE IN THE STATE OR FEDERAL COURTS LOCATED NEAREST TO CARPINTERIA, CALIFORNIA.

23.0 ASSIGNMENT OF INTEREST

        23.1 The Lessee shall have the right to assign its rights and obligations in this Agreement in whole or in part with the written consent of the Platform Owner. Such consent shall not be unreasonably withheld.

        23.2 Platform Owner shall have the right at any time to assign its obligations and rights in this Agreement and its interest in the Grace Platform or the Facilities, in whole or in part, without the consent of the Lessee.

        23.3 Any assignee to this Agreement shall evidence its assumption of the obligations under this Agreement by executing a separate written instrument in form and content reasonably acceptable to the other party. Any Party assigning its interest shall so notify the other Party in writing.

24.0 CONFIDENTIALITY

        24.1 The Parties agree to keep in secrecy and confidence all matters pertaining to this Agreement save and except to their respective Affiliates, subcontractors, lenders and consultants and their respective employees, servants or agents actively engaged in the operations hereunder to the extent that they need to know, or such disclosure as may be required for the purposes of regulatory and statutory reporting. Each Party acknowledges the sensitivity of the processing and handling fees contained herein and agrees to protect that data and to disclose it only to such persons as may be required on a strict need-to-know basis.

        24.2 Each Party agrees to maintain the secrecy of all such information using the standard of care it normally uses in protecting its own confidential information and trade secrets for a period of two (2) years from the termination of this Agreement. Any such information shall be made available to each Party for its exclusive use and such confidential information shall not be disclosed to any third party (unless disclosed under "an exception to confidentiality" as provided below).

        24.3 Exceptions to Confidentiality—The confidentiality obligation shall not apply to the extent that particular items of information:

          (a)   are now or later become part of the public domain (other than as a result of a wrongful act or omission by the disclosing Party); or

          (b)   are now or later become available to the disclosing Party on a non-confidential basis from a source that is, to the best of the knowledge of the disclosing party, legally permitted to disclose the confidential information; or

          (c)   were known to the disclosing Party on a non-confidential basis prior to the disclosure of the confidential information to it under the terms of this Agreement; or

          (d)   are independently developed by employees or contractors of the disclosing Party who have not had access to such confidential information; or

          (e)   are required by governmental or judicial order or process to be produced. In such case the releasing Party shall take reasonable steps to provide for confidential handling of such information in accordance with applicable regulations, laws and rules of civil procedure. Prior to the release of any information under this Section 24.3(e), the releasing Party shall notify the disclosing Party to this Agreement and keep them appraised of the status of such release of information. Said notification shall be given immediately upon the releasing Party hearing of such requirement.

        24.4 Any Party who assigns its interest in this Agreement shall nonetheless remain bound by the confidentiality and use obligations of this Agreement as to any confidential information obtained throughout the term of this Agreement.

25.0 MISCELLANEOUS

        25.1 This Agreement shall extend to and be binding upon and inure to the benefit of the Parties hereto and respective successors and assigns, and this Agreement shall not be altered or amended except by an agreement in writing executed by all the Parties hereto.

        25.2 Public Announcements

        Neither party shall make any public announcements or permit any publication of any information with respect to this Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld. Each Party shall act in a cooperative and expeditious manner in reviewing any such proposed statement or release.

        25.3 In the case of any discrepancy in terms or meaning between the body of this Agreement and the Schedules attached hereto, the wording of the Agreement shall prevail and be used in the resolution of disputes.

        25.4 Should any Article or part thereof of this Agreement be held invalid or unenforceable for any reason, such holding shall not affect the remaining parts hereof, which shall continue in full force and effect.

        25.5 All provisions relating to audit, abandonment, confidentiality, indemnity, regulatory compliance and warranty shall survive any termination of this Agreement.

        25.6 Waivers. The parties to any Transaction Document may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        25.7 Amendment. The Transaction Documents may be modified, supplemented or amended only by a written instrument executed by all parties thereto.

        25.8 Headings. The headings contained in any Transaction Document are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms of provisions of such Transaction Document.

        25.9 This Agreement (including all schedules) contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior representations, agreements, understandings, and commitments, whether oral or written, between the Parties concerning the subject matter.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the date set forth hereinabove when fully executed by all Parties.

WITNESSES	VENOCO Inc. (Platform Owner)
/s/ BRUCE A. BERWAGER	By:	/s/ RODNEY L. ESON
	Title:	Chief Executive Officer
/s/ HARRY C. HARPER	Date:	3-13-03
WITNESSES	CRYSTAL ENERGY, LLC (Lessee)
	By:	/s/ WILLIAM PERKINS
	Title:	President
/s/ J. BRENT BAKER	Date:	3-13-03

SCHEDULE 1

GRACE PLATFORM LEASE AGREEMENT

DEFINITIONS AND PROCEDURAL CONVENTIONS

        The following provisions shall apply to each Transaction Document that expressly states that it is governed by this Schedule 1, except as such Transaction Document otherwise expressly provides.

ARTICLE 1
DEFINITIONS

1.01 Usage

        (a)   The terms defined below have the meanings set forth below for all purposes of any agreement or instrument governed by this Schedule, and such meanings shall apply equally to both the singular and plural forms of the terms defined and to the correlative forms of such terms.

        (b)   Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References in an agreement or instrument to Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, such agreement or instrument unless the context shall otherwise require.

        (c)   All and Schedules attached to an agreement or instrument shall be deemed incorporated therein as if set forth in full therein.

        (d)   References to a Person are also to its permitted successors and permitted assigns.    References to any statute, proclamation or decree include all rules and regulations promulgated thereunder.

1.02 Terms

        Except as otherwise provided herein or in the applicable Transaction Document or as otherwise clearly required by the context, the following terms shall have the following meanings:

        "Affiliate" means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person; for purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or otherwise.

        "Claim" means giving notice of a contractual claim of breach of a representation and warranty given in this Agreement within the applicable Survival Period, with such notice specifying the breach, the Damages, and providing material information then known to the claiming Party indicating that the breach has occurred.

        "Controversy" has the meaning set forth in Section 3 of the Schedule 1.

        "Damages" means demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, reasonable attorneys' fees and all costs of enforcement, disbursements and expenses and excluding, specifically, (i) damages resulting from loss in value of assets or shares, and (ii) special, indirect and consequential damages, damages resulting from lost profits and exemplary, treble, remote, speculative or punitive damages of either Platform Owner or Lessee; provided, however, that the exclusions contained in clauses (i) and (ii) above shall not apply to any such damages resulting from a liability to a Third Party.

        "Environment" means all air, surface water, groundwater, or land, including land surface or sub-surface, including all fish, wildlife, biota, flora or fauna and related natural resources.

        "Environmental Claim" means any and all pending and/or threatened in writing administrative or judicial actions, suits, claims, liens, notices of violations, investigations, complaints or proceedings whether criminal or civil, pursuant to or relating to any Environmental Law by any person (i) including, but not limited to, any Governmental Entity, private person and citizen's group; (ii) excluding any of the above by a Lessee Indemnified Party or Platform Owner Indemnified Party; (iii) excluding any of the above resulting from any Remediation Activities associated with or arising from any Voluntary Remedial Action.

        "Environmental Laws" means any and all applicable federal, state, provincial or local and foreign public, civil and criminal laws, statutes, ordinances, orders, codes, statutory guidance, rules, regulations, judgments, decrees, injunctions or agreements with any Governmental Entity that are in force from time to time before or after the date of this Agreement, relating to (i) the protection of human health and worker health and safety; or (ii) the protection of the Environment; or (iii) governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Substances to the extent the same relate to protection of human health and the Environment; or (iv) the existence, cleanup and/or remedy of contamination on property. Environmental Laws also include civil or common law doctrines (including negligence, nuisance, trespass, personal injury and property damage) to the extent that claims under such doctrines arise out of the presence, Release or Exposure to a hazardous Substance. Environmental Laws include laws relating to product safety, but no other product liability issues.

        "EPA" shall mean the United States Environmental Protection Agency or its successor of the U.S. Government.

        "Facilities" shall mean all production handling, processing and associated equipment located on the superstructure of Grace Platform.

        "First Extended Lease Term" has the meaning set out in Section 3.1.

        "Governmental Approvals" means all authorizations approvals, consents, franchises, licenses, permits or clearances of or notices to or filings with any Governmental Entity required under Applicable Law to be obtained or made in order to allow for the consummation of the Transactions or expiration of waiting periods imposed by or agreed with any Governmental Entity in connection with the Transactions.

        "Governmental Entity" means any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or non-commercial instrumentality, domestic or foreign.

        "Grace Platform" means the Venoco Platform described in Schedule "5.1".

        "Improvements" means all storage tanks, structures, pipelines, fixtures, electrical and other improvements of any nature or kind located in or upon the Grace Platform.

        "Initial Lease Term" has the meaning set out in Section 3.1.

        "Lease Effective Date" has the meaning set out in Section 2.4.

        "Lease Term" has the meaning set out in Section 3.1 and includes, if applicable, the Initial Lease Term, First Extended Lease Term, Second Extended Lease Term and the Third Extended Lease Term.

        "Lessee Indemnified Party" means Lessee, its Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, permitted transferees and permitted assignees.

        "LNG" means liquefied natural gas.

        "LNG Business" means the business of accepting and vaporizing LNG delivered by LNG Tankers, transporting the vaporized LNG through proprietary Gas Pipelines and selling the vaporized LNG to third party customers.

        "LNG Equipment" means the equipment, machinery, facilities and any other physical assets of any nature or kind whatsoever located in or upon the Grace Platform by or for the benefit of Lessee.

        "LNG Mooring System" means the docking system for offloading of LNG Tankers to Platform Grace.

        "LNG System" means the LNG Equipment, LNG Mooring System and Gas Pipelines and any other equipment or facilities used by Lessee in conduct of its LNG Business, whether located on or adjacent to Platform Grace.

        "LNG System Removal" means the removal of all LNG systems related equipment and environmental contamination from the Grace Platform, all conducted in accordance with Applicable Laws.

        "LNG Tankers" means transport ships delivering LNG to the LNG System.

        "MMS" shall mean the U.S. Department of the Interior, Minerals Management Service or its successor.

        "MSCF" shall mean one thousand (1,000) Standard Cubic Feet (as hereinafter defined) of natural gas.

        "Operator" means the person charged with the responsibility for operating the LNG System platform.

        "Permits" means licenses, permits, certificates, orders, approvals and authorizations from Governmental Entities.

        "Pigging Facilities" means the one (1) pig launcher/receiver with associated piping [one (1) line heater, hydraulic power unit, chemical injection facilities, master control center, accumulator skid, methanol injection skid, methanol storage facilities,] control panels and other devices located on the superstructure of Grace Platform and used by the Platform Owner to conduct the Pigging Operations.

        "Platform Capacity" means capacity as defined in Schedule 9.1 of the Agreement.

        "Platform Owner" means Venoco, Inc. and its successors and assigns.

        "Second Extended Lease Term" has the meaning set out in Section 3.1.

        "Standard Cubic Foot" shall mean that quantity of natural gas that occupies one (1) cubic foot of space when held at a base temperature of sixty (60) degrees Fahrenheit and a pressure of fourteen and seventy-three one hundredths (14.73) psia.

        "Third Extended Lease Term" has the meaning set out in Section 3.1.

        "Third Party Claims" has the meaning set forth in Article 2 of this Schedule 1.

        "Transactions" means the transactions contemplated by the Transaction Documents.

        "Transaction Documents" means this Agreement and the Schedules to this Agreement.

ARTICLE 2
PROCEDURE

        2.1   The obligations and liabilities of the Parties with respect to all items indemnified against under any Transaction Document that are initiated by a Third Party (the "Third Party Claims), shall be subject to the following terms and conditions.

          (a)   Upon notice of a Third Party Claim asserted against, resulting to, imposed upon or incurred by any Person to be indemnified pursuant to a Transaction Document (the "Indemnified party"), or upon the Indemnified Party becoming aware of a matter for which it may be entitled to indemnification with respect to a Third Party, from a party pursuant to a Transaction Document, the Indemnified Party shall promptly give written notice to the other party (the "Indemnifying Party") of the Third Party Claim or other indemnifiable matter; provided, however, that no failure or delay on the part of the Indemnified Party in notifying any Indemnifying Persons shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying party thereby is prejudiced by the delay. Promptly upon receiving a written notice of an indemnified Third Party Claim, the Indemnifying party shall undertake satisfactory to the Indemnified Party; provided, that if, in the Indemnified Party's and the Indemnifying Party's reasonable judgment, a conflict of interest may exist between the Indemnified Party and the Indemnifying party with respect to such Third Party Claim, or if the Indemnifying party does not promptly defend after notification of such Third Party Claim, such Indemnified Party may, at its option, undertake the defense and may compromise or settle such Third Party Claim on behalf of and for the account and at the risk of the Indemnifying party to the extent that the Indemnifying party is determined to be obligated to indemnify the Indemnified Party under the applicable Transaction Document with respect to such Third Party Claim. The written notice of the Third Party Claim by the Indemnified Party shall contain all material information known to the Indemnified Party with respect to the Third Party Claim and shall include copies of materials submitted to the Indemnified Party by the relevant Third Party with respect to the Third Party Claim. So long as the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party may retain a separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

          (b)   If the Indemnifying Party elects to undertake and diligently pursue the defense of a Third Party Claim hereunder, and acknowledges in writing its duty to provide full indemnification to the Indemnified Party regarding such Third Party Claim, the Indemnifying Party shall control all aspects of the defense and settlement of such Third Party Claim and may settle, compromise or enter into a judgment with respect to such Third Party Claim; provided, that the Indemnifying Party shall not enter into any such settlement, compromise or judgment without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) if it would result in the imposition of any liability or obligation on the Indemnified Party.

          If the Indemnified Party undertakes the defense of a Third Party Claim hereunder, it shall not settle, compromise or enter into any judgment with respect to a Third Party Claim for which it is seeking or shall seek indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

          (c)   The Indemnified Party shall provide the Indemnifying Party with access to all reasonably requested records and documents of the Indemnified Party relating to any Third Party Claim, other than documents for which the Indemnified Party has claimed or shall validly claim a legal privilege.

ARTICLE 3
DISPUTE RESOLUTION PROCEDURE

3.1   Overview

        (a)   Description and Goals

          Arbitration as used in this Agreement is a procedure whereby an Arbitrator resolves any claim(s), controversy (ies) or dispute(s) (the "Dispute") between the parties to this Agreement, arising out of, relating to, or in connection with this Agreement, including the interpretation, validity, termination or breach thereof

          (i)    Binding

            The arbitration process is binding on the Parties and is intended to be a final resolution of any Dispute between the Parties as described above, to the same extent as a final judgment of a court of competent jurisdiction. Each Party hereby expressly covenants that it shall not resort to court remedies except as provided for herein, and for preliminary relief in aid of arbitration.

        (b)   Duty to Negotiate

        The Parties shall provide written notice to one another promptly, but not later than thirty (30) days following the occurrence or discovery of any item or event which might reasonably be expected to result in a Dispute in connection with this Agreement. The Parties will attempt to resolve satisfactorily any such matters.

3.2   Arbitration Process

        (a)   Arbitration

        If the Parties are unable to resolve the Dispute within 30 days of the notice of Dispute, or such additional time as may be mutually agreed, the matter shall be submitted to nonbinding arbitration in accordance with the procedures set forth in this Schedule 1.

        (b)   Initiation of Arbitration

        The arbitration shall be initiated by either Party delivering to the other a Notice of Intention to Arbitrate.

        (c)   Governing Procedures

        The arbitration shall be conducted in Santa Barbara, California or such place as may be mutually agreed in accordance with the rules and procedures of the Commercial Industry Rules of the American Arbitration Association.

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GRACE PLATFORM LEASE AGREEMENT BETWEEN VENOCO, INC. AND CRYSTAL ENERGY, LLC DATED MARCH 1, 2003